Exhibit 99.1

Jeff York Returns as Paycom’s Chief Sales Officer

York to partner with founder and CEO Chad Richison to guide sales organization

OKLAHOMA CITY (Jan. 23, 2026) — Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, announced that Jeff York is returning to serve as chief sales officer (CSO), effective January 23, 2026. York previously served as CSO at Paycom from 2007 to 2021 and has since been serving as Paycom’s Leadership Strategist.

York is replacing Amy Walker, who is transitioning from Paycom’s CSO to a consulting role for the company.

“Jeff is a proven sales strategist whose deep understanding of our model and culture equips him to lead the organization,” said Chad Richison, Paycom founder and CEO. “We will continue driving growth while delivering full solution automation for clients and their employees.”

York has more than three decades of sales experience and has held a variety of sales management positions where he has hired and developed many decorated executives. Under York’s leadership, Paycom’s sales force was named one of the 50 Best Companies to Sell For in the U.S., and his sales organization propelled Paycom to be named one of Fortune magazine’s 100 Fastest-Growing Companies for four consecutive years.

“I’m honored to return to the CSO role and partner with Chad to continue the momentum we have built organizationally,” said York. “We remain focused on consistent execution and delivering strong ROI for our clients.”

About Paycom

Paycom Software, Inc. (NYSE: PAYC) simplifies business and employees’ lives through automated, command-driven HR and payroll technology that revolutionizes data access. From hire to retire, Paycom’s employee-first technology leverages AI and full-solution automation to streamline processes and drive efficiencies in a truly single database, providing a seamless experience for Paycom’s clients and their employees. With its industry-first AI engine, IWant™, Paycom provides instant and accurate access to employee data without having to navigate or learn the software. For over 25 years, Paycom has been recognized for its innovative technology and workplace culture while serving businesses of all sizes in the U.S. and internationally.

Media Contact:

Larisha Hunter

media@paycom.com